Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Friday, April 1, 2005	TRADED: Nasdaq

DEVCON ANTICIPATES CERTAIN CHANGES IN YEAR END RESULTS

Company Files Form 12b-25 Indicating Brief Delay in Filing Form 10-K

DEERFIELD BEACH, Fla., Apr. 1—Devcon International Corp. (NASDAQ: DEVC) today filed a Form 12b-25 notification of late filing of its annual report on Form 10-K. The company expects the report to be filed within the next 15 days.

The company anticipates that the company’s Form 10-K will report an increase in Interest and Other Income of approximately $11 million. This increase in Interest and Other Income resulted from the satisfaction agreement entered into between the company’s Antiguan subsidiaries and the government of Antigua. This satisfaction agreement resulted in one of the subsidiaries receiving $11.5 million in cash, a commitment for an additional $937,000 cash, which has been received, a $7.5 million credit toward future withholding taxes incurred by the subsidiary or the company, plus remittance of all taxes and duties incurred through December 31, 2004 in exchange for the cancellation of approximately $29 million in debt owed by Antigua to the subsidiaries. This transaction was previously reported in the company’s filings with the SEC.

In addition, the company anticipates an improvement in its 2004 consolidated operating loss of approximately $5 million principally as a result of an increase in revenue and corresponding gross margin in its Construction Division. The amount of the operating loss improvement is still under review.

Notwithstanding the above improvements, the company also anticipates that its operating loss for the three months ended December 31, 2004 will exceed the operating loss for the comparable prior year period by approximately $2 to 3 million, although this amount is also still under review. This loss is expected to result primarily from the company’s Materials Division, as well as increases in Selling, General & Administrative expenses.

The reasons for the delay in the filing of the Form 10-K are delays the company is experiencing in the collection and compilation of certain financial information required to be included in the Form 10-K, including information relating to a review of the valuation of certain assets of the company’s Materials Division and information relating to income taxes, both of which resulted in delays in the audit review process. In addition, the company anticipates that the company’s Form 10-K will contain disclosures reflecting that during the course of the annual audit of the company’s 2004 financial statements, the company’s independent auditor has identified the existence of material weaknesses relating to the company having insufficient accounting disclosure controls and procedures and inadequate controls pertaining to the company’s review and oversight of subsidiary financial results originating in the company’s Construction and Materials Divisions. These weaknesses, in addition to turnover in senior management of the company, also contributed to the delay. The company is unable to determine at this time the effect, if any, of the review of information relating to income taxes.

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“We are currently addressing these issues and have already begun to implement the appropriate changes and will issue an update on our efforts to strengthen our internal control processes when we report our first quarter results. The upgrade of our internal control processes will in no way impede the consistent delivery of our products and services to our customers,” says Stephen J. Ruzika, president of the company.

About Devcon

Devcon has three operating divisions and an operating joint venture. The new Security Services Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. DevMat, an 80-percent-owned joint venture, was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

Forward-Looking Statement

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward looking words such as “anticipate”, “believe”, “could”, estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in Devcon’s Form 10-K report for the period ending December 31, 2003 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President
Devcon International Corp.
954/429-1500